EXHIBIT 22 - SUBSIDIARIES OF THE REGISTRANT



The subsidiaries of Fansteel Inc. and their state or country of incorporation are as follows:


                                                    State or Country
                   Name of Subsidiary               of Incorporation

          Custom Technologies Corporation               Delaware
            Wellman Dynamics (1)                        Delaware
            Escast, Inc. (1)                            Illinois
            Washington Manufacturing (1)                Delaware
          Fansteel Holdings Incorporated                Delaware
          Fansteel Sales Corporation, Inc.              Barbados
          Phoenix Aerospace Corp.                       Delaware
          American Sintered Technologies                Delaware




(1) These entities are wholly-owned subsidiaries of Custom Technologies Corporation.








































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